Exhibit 23.3

Consent of DeGolyer and MacNaughton, Inc.

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

June 13, 2016

Callon Petroleum Company

200 North Canal Street

Natchez, Mississippi 39120

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Callon Petroleum Company, to be filed on or about June 13, 2016, of all references to the name of DeGolyer and MacNaughton and to the use of our reports effective December 31, 2015, and December 31, 2014, in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the United States Securities and Exchange Commission on March 3, 2016.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716